Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, no par value, of Gulf Island Fabrication, Inc., a Louisiana corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: October 4, 2019

WAX ASSET MANAGEMENT, LLC

By:	/s/ Evan Wax
	Name:	Evan Wax
	Title:	President

/s/ Evan Wax
Evan Wax